CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-72841) of Mechanical Technology Incorporated of our report dated June 14, 1999 relating to the financial statements of Mechanical Technology Incorporated MTI Savings and Retirement Plan which appears in this Form 11-K.



PricewaterhouseCoopers L.L.P.

Albany, New York
June 23, 1999